Exhibit (m)(1)

                        AFL-CIO Housing Investment Trust
                      Plan of Distribution under Rule 12b-1
                                 March 19, 2009

1. Payment of Expenses - Each Series may pay for Distribution Expenses (as defined herein), as determined from time to time by the Trustees. The amount of such Distribution Expenses to be paid by a Series pursuant to this Plan shall be as set forth in Appendix A hereto.

2. Distribution Expenses - For purposes hereof, "Distribution Expenses" of each Series shall include all expenses which are intended primarily to result in the sale of Units issued by that Series. These expenses may consist of, but are not limited to: advertising, telephone charges; office expenses; salaries; the printing of prospectuses, statements of additional information and reports for other than existing Series participants; the preparation and distribution of advertising materials and sales literatures; and the allocable indirect expenses of the Series relating to distribution.

3.    Treatment  of  Expenses  -The  following  expenses  are  not  Distribution
      Expenses: (a) the costs associated with the preparation, printing and mailing of proxy materials, all required reports and notices to existing participants, and reports of Units held, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Units; (b) costs associated with the preparation of the registration statement, apart from printing prospectuses and statements of additional information for other than existing Series participants; (c) costs of providing participant services; (d) costs of responding to telephone or mail inquiries of existing or prospective participants; (e) costs associated with efforts to encourage existing Series participants not to redeem funds; (f) any legal, accounting or other professional fees and expenses; (g) costs associated with time expended by Trust officers in managing the operations and personnel of the Trust; or (h) costs that are too small, too indirect or otherwise too difficult to allocate without undue burden.

4. Reports to the Board of Trustee - At least quarterly in each year that the Plan remains in effect, the Trust shall prepare and furnish to the Trustees, and the Trustees shall review a written report of the amounts expended and the purposes for which such expenditures were made under the Plan.

5. Approval of the Plan - This Plan shall become effective with respect to each Series immediately upon the approval of the Plan by the vote of: (a) a majority of the Series' outstanding Units; (b) a majority of the Trustees; and (c) a majority of the Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the Act and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Trustees"), cast as required by Rule 12b-1 under the Investment Company Act of 1940, as amended. This Plan will be deemed to have been approved with respect

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      to a Series so long as a  majority  of the Units of that  Series has voted for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the Units of any other Series.

6. Term - This Plan shall remain in effect for one year from the date of its effectiveness and may continue thereafter only if the Plan is approved at least annually by a majority of the Trustees and a majority of the Independent Trustees.

7. Termination - The Plan can be terminated with respect to each Series at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Units of that Series on not more than 60 days written notice to any other party to the Plan.

8. Amendments - (a) Any material amendment to the Plan must be approved by a vote of a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment to the Plan. (b) This Plan may not be amended to increase materially the amount of Distribution Expense borne by a Series without a majority vote of that Series' outstanding Units.

9. Nomination of Trustees - While this Plan is in effect, the selection and nomination of the Trustees who are Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

10. Trust Management - The Board of Trustees recognizes that the application of this Plan of Distribution requires Trust management to exercise its reasonable judgment. However, nothing in this Plan of Distribution shall be construed to permit the payment of expenses that would not be permitted by Rule 12b-1 under the Investment Company Act of 1940, as amended.

                                   APPENDIX A
                                DISTRIBUTION PLAN

------------------------------------------------------------------------------------------------
Name of Series                                  Aggregate Service Fee on an Annualized Basis
                                                               Not to Exceed
------------------------------------------------------------------------------------------------
Series A - AFL-CIO Housing                    greater of $600,000 or 0.05% of average monthly
Investment Trust                                         net assets of the Series
------------------------------------------------------------------------------------------------
Series B - HIT Workforce Housing Fund                            $250,000
------------------------------------------------------------------------------------------------